Suite 1550 – 355 Burrard Street

Vancouver, B.C., Canada, V6C 2G8

Tel: (604) 331-1757  Fax: (604) 669-5193

                                                                                                                                    CDNX - DRK

                                                                                                                           OTC BB - DRKOF

October 2, 2003                                                                                Form 20-F File No.: 0-30072

(Vancouver, B.C., October 2, 2003) – Derek Oil & Gas Corporation (the “Company”). The Company reported today, further to its news release of September 26, 2003 announcing the second tranche closing of a private placement announced on June 23, 2003 that Charles A. Haegelin, of Albuquerque, New Mexico, acquired 666,667 units at a price of $0.15 per unit, each unit consisting of a common share and one-half of one common share purchase warrant.  Each common share purchase warrant acquired entitles the holder to acquire one additional common share at a price of $0.20 per share for a period of one year.  Assuming the exercise of these warrants together with warrants previously held by Mr. Haegelin, those shares together with shares previously held by Mr. Haegelin would represent 19.5% of the outstanding common shares of the Company.  The Company understands that these securities represent all of the direct and indirect holdings of Mr. Haegelin in the Company, that the securities were acquired for investment purposes and that Mr. Haegelin does not intend to acquire any further shares of the Company at the present time.

DEREK OIL & GAS CORPORATION

     Barry C.J. Ehrl”______

Barry C.J. Ehrl, Director

For further information please contact Investor Relations 1-888-756-0066 or (604) 331-1757

www.derekresources.com

Corporate e-mail:  info@derekresources.com

The Canadian Venture Exchange has neither approved nor disapproved the information contained herein

Cautionary Note to U.S. Investors:  Investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-30072, available from us at Suite 1550, 355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8.  You can also obtain this Form 20-F from the SEC by calling 1-800-732-0330 or you may find it online at www.sec.gov or at www.sedar.com where it is filed as the Company’s Annual Information Form.